Exhibit 10.6.1

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

REVENUE INTERESTS PURCHASE AGREEMENT

Dated as of October 5, 2012

between

AxoGen, Inc.

and

PDL BioPharma, Inc.

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS

Exhibit A	–	Form of Guarantee and Collateral Agreement
Exhibit B	–	Form of Assignment of Interests
Exhibit C	–	Form of Deposit Agreement
Exhibit D		Form of Legal Opinion

REVENUE INTERESTS PURCHASE AGREEMENT

This REVENUE INTERESTS PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of October 5, 2012, by and between AxoGen, Inc., a Minnesota corporation (the “Company”), and PDL BioPharma, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, the Company wishes to obtain financing in respect of the commercialization of the Product (as hereinafter defined) and to sell, assign, convey and transfer to Purchaser in consideration for its payment of the Purchase Price (as hereinafter defined), and Purchaser wishes to purchase from the Company, the Assigned Interests (as hereinafter defined), all upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Company and Purchaser entered into that certain Interim Royalty Purchase Agreement, dated August 14, 2012 (“Interim Royalty Purchase Agreement”), pursuant to which, Purchaser paid $1,750,000.00 (the “Interim Payment”) for the acquisition of certain of the Company’s revenue rights; and

WHEREAS, the parties desire for this Agreement to amend, restate and replace the Interim Royalty Purchase Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, shall have the following meanings:

“2013 Annual Meeting” shall have the meaning set forth in Section 5.15.

“Accounts” shall mean, collectively, the Deposit Account, the Joint Concentration Account, the Company Concentration Account and the Purchaser Concentration Account, each established and maintained pursuant to the Deposit Agreement.

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Aggregate Deposit Funds” shall mean any and all financial assets, funds, monies, checks or other items deposited into the Deposit Account.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Percentage” shall mean * * *.

“Assigned Interests” shall mean the following amounts of the Company’s Net Revenues:

(a) from the Closing Date until September 30, 2014, an amount equal to the product of the Applicable Percentage multiplied by the Company’s Net Revenues;

(b) for each of the following twenty-four (24) Fiscal Quarters, the greater of (i) an amount equal to the Applicable Percentage of the Company’s Net Revenues for such Fiscal Quarter or (ii) the following amounts:

(i)	for the quarter ending December 31, 2014, * * *;

(ii)	for the quarter ending March 31, 2015* * *;

(iii)	for the quarter ending June 30, 2015, * * *;

(iv)	for the quarter ending September 30, 2015, * * *;

(v)	for the quarter ending December 31, 2015, * * *;

(vi)	for the quarter ending March 31, 2016, * * *;

(vii)	for the quarter ending June 30, 2016, * * *;

(viii)	for the quarter ending September 30, 2016, * * *;

(ix)	for the quarter ending December 31, 2016, * * *;

(x)	for the quarter ending March 31, 2017, * * *;

(xi)	for the quarter ending June 30, 2017, * * *;

(xii)	for the quarter ending September 30, 2017, * * *;

(xiii)	for the quarter ending December 31, 2017, * * *;

(xiv)	for the quarter ending March 31, 2018, * * *;

(xv)	for the quarter ending June 30, 2018, * * *;

(xvi)	for the quarter ending September 30, 2018, * * *;

(xvii)	for the quarter ending December 31, 2018, * * *;

(xviii)	for the quarter ending March 31, 2019, * * *;

(xix)	for the quarter ending June 30, 2019, * * *;

(xx)	for the quarter ending September 30, 2019, * * *;

(xxi)	for the quarter ending December 31, 2019, * * *;

(xxii)	for the quarter ending March 31, 2020, * * *;

(xxiii)	for the quarter ending June 30, 2020, * * *; and

(xxiv)	for the quarter ending September 30, 2020, * * *.

“Assigned Interests Collateral” shall mean the property included in the definition of “Collateral” in the Guarantee and Collateral Agreement.

“Assignment of Interests” shall mean the Assignment of Interests pursuant to which the Company shall assign to Purchaser all of its rights and interests in and to the Assigned Interests purchased hereunder, which Assignment of Interests shall be substantially in the form of Exhibit B.

“Audit Costs” shall mean, with respect to any audit of the books and records of the Company with respect to amounts payable or paid under this Agreement, the reasonable out-of-pocket cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(a) the Company shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or the Company shall make a general assignment for the benefit of its creditors;

(b) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, undischarged or unbonded for a period of sixty (60) days;

(c) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or any substantial portion of its assets and/or (ii) the Product or any substantial portion of the Intellectual Property related to the Product, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof;

(d) the failure of the Company to take action to object to any of the acts set forth in clause (b) or (c) above within ten (10) days of the Company receiving written notice of such act; or

(e) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its respective debts as they become due.

“BLA” shall mean a biologics license application and all amendments and supplements thereto, submitted to the FDA with respect to Avance® Nerve Graft.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Closing Date” shall have the meaning set forth in Section 5.07(c).

“Call Option” shall have the meaning set forth in Section 5.07(c).

“Change of Control” shall mean:

(a) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) a merger or consolidation of the Company, with any other Person, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the Company’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation;

(c) during any period of two (2) consecutive years, measured from the first Business Day after the Purchaser Designee appointed pursuant to Section 5.15 hereof takes office, individuals who at the beginning of such period constitute the board of directors of the Company (together with any new directors (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a) or (b) of this definition of “Change of Control”), whose election by such board of directors or nomination for election by the Company’s stockholders, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of the Company then in office, provided that for purposes of determining a Change of Control pursuant to this clause (c), the directorship held by the Purchaser Designee shall be disregarded.

(d) the bona fide sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned (direct or indirect) Subsidiary of the Company.

“Change of Control Payment” shall mean the sum of (i) an amount that, when paid to Purchaser, would generate an IRR to Purchaser of * * * on all payments made by Purchaser pursuant to the Interim Royalty Purchase Agreement and Section 2.03 of this Agreement as of the date of the Change of Control Payment, taking into account the amount and timing of all payments made by the Company to Purchaser (and retained by Purchaser) pursuant to Sections 2.02 and 5.08 of this Agreement and, if applicable, the Interim Royalty Purchase Agreement, prior to and as of the date of payment of the Change of Control Payment, plus (ii) any Delinquent Assigned Interests Payment owed (it being understood and agreed that in calculating the Change of Control Payment, in no event shall Purchaser be required to repay any amounts previously paid to Purchaser pursuant to Sections 2.02 and 5.08 of this Agreement if such payments exceed the IRR required pursuant to this definition).

“Closing” shall have the meaning set forth in Section 2.03(a).

“Closing Date” shall have the meaning set forth in Section 2.03(a).

“Company” shall have the meaning set forth in the first paragraph hereof.

“Company Concentration Account” shall mean a segregated account established and maintained at the Deposit Bank pursuant to the terms of the Deposit Agreement and this Agreement. The Company Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to Purchaser pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Deposit Agreement.

“Company Indemnified Party” shall have the meaning set forth in Section 7.05(b).

“Confidential Information” shall mean, as it relates to the Company and its Affiliates and the Product, the Intellectual Property, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential. Notwithstanding the foregoing definition, Confidential Information shall not include information that (a) is already in the public domain at the time the information is disclosed, (b) thereafter becomes lawfully obtainable from other sources who, to the knowledge of the recipient, have no obligation of confidentiality, (c) can be shown to have been independently developed by the recipient or its representatives without reference to any Confidential Information of the other party, or (d) is required to be disclosed under securities laws, rules and regulations applicable to the Company or its Affiliates or the Purchaser or its Affiliates, as the case may be, or pursuant to the rules and regulations of any securities exchange or trading system or pursuant to any other laws, rules or regulations of any Governmental Authority having jurisdiction over the Company and its Affiliates or Purchaser and its Affiliates.

“Controlled” or “Control” shall mean, with respect to Intellectual Property, the right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under such Intellectual Property without violating the terms of any agreement with a third party related to such Intellectual Property.

“Daily Amount” shall have the meaning set forth in Section 2.02(b).

“Default” shall mean the occurrence of any event or circumstance that would, with the giving of notice, lapse of time, or both, be an Event of Default.

“Delinquent Assigned Interests Payment” shall mean, with respect to any Assigned Interests Payment and, if owed by the Company to Purchaser, any payment due under Section 5.08(g)(iii) that is not paid when due shall, in each case, be an amount equal to the product of the amount so owed multiplied by the lower of (i) the highest rate permitted by applicable law, and (ii) one and one-half percent (1.5%) per month, compounded monthly.

“Deposit Account” shall mean collectively, any deposit and segregated deposit account established and maintained at the Deposit Bank pursuant to a Deposit Agreement and this Agreement. The Deposit Account shall be the account into which all payments made to the Company in respect of the sale of the Product are to be remitted.

“Deposit Agreement” shall mean the agreement entered into by a Deposit Bank, the Company and Purchaser, substantially in the form of Exhibit C attached hereto, pursuant to which, among other things, the Deposit Account, the Joint Concentration Account, the Purchaser Concentration Account and the Company Concentration Account shall be established and maintained.

“Deposit Bank” shall mean Silicon Valley Bank or such other bank or financial institution approved by each of Purchaser and the Company and a party to any Deposit Agreement (it being understood that the parties intend to engage a new bank within 120 days of the date hereof).

“Dispute” shall have the meaning set forth in Section 3.12(e).

“Event of Default” shall mean the occurrence of any Put Option Event (other than pursuant to clause of (a) of said definition) and any material breach by the Company of the Transaction Documents, whether or not constituting a Put Option Event.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“Existing Agent” shall mean Midcap Financial SBIC LP, in its capacity as agent for the lenders under the Existing Credit Agreement.

“Existing Credit Agreement” shall mean that certain Loan and Security Agreement, dated as of September 30, 2011 among the Company, its Subsidiary, the Existing Agent and the

lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

“Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company and its Subsidiary as of December 31, 2012 and 2011, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Years then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiary as of June 30, 2012, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity for the three (3) and six (6) month period then ended.

“Fiscal Quarter” shall mean each three (3) month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Fiscal Quarter of the Term shall extend from the Closing Date to the end of the first full Fiscal Quarter thereafter, and (b) the last Fiscal Quarter of the Term shall end upon the expiration of this Agreement.

“Fiscal Year” shall mean the calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the United States Patent and Trademark Office, the FDA, or the United States National Institutes of Health.

“Gross Product Revenues” means, for any period of determination, the sum of the following for such period: (a) the amounts invoiced and recognized as revenue in accordance with GAAP by the Company, its Subsidiaries or any of their Affiliates with respect to the sale of Product to a Third Party by the Company, its Subsidiaries or any of their Affiliates, (b) the amounts invoiced and recognized as revenue in accordance with GAAP by the Company, its Subsidiaries or any of their Affiliates from a Third Party with respect to the sale, distribution or other use of the Product by such Third Party in connection with any marketing, royalty, manufacturing, co-promotion, co-development, equity investment, cost sharing or other strategic arrangements, and (c) any collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clauses (a) and (b). For purposes of prevention of duplication, “Gross Product Revenue” shall not include amounts invoiced by distributors, wholesalers or other Persons acting in similar capacities.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement between the Company and Purchaser providing for, among other things, the grant by the Company in favor of Purchaser of a valid continuing, perfected lien on and security interest in, the Assigned Interests and the other Assigned Interests Collateral described therein, which Guarantee and Collateral Agreement shall be substantially in the form of Exhibit A.

“Intellectual Property” shall mean all proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, Controlled by, generated by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company, in each case relating to, or otherwise relevant or desirable, now or in the future, for the manufacture and sale of the Product.

“Interim Payment” shall have the meaning set forth in the Recitals.

“Interim Royalty Purchase Agreement” shall have the meaning set forth in the Recitals.

“IRR” shall mean the internal rate of return utilizing the same methodology utilized by the XIRR function in Microsoft Excel.

“Joint Concentration Account” shall mean a segregated account, subject to a control agreement in favor of Purchaser, established for the benefit of the Company and Purchaser and maintained at the Deposit Bank pursuant to the terms of the Deposit Agreement and this Agreement. The Joint Concentration Account shall be the account into which the Deposit Bank sweeps the funds held in the Deposit Account.

“Knowledge” shall mean the actual knowledge, or that which would or should have been known after reasonable inquiry, of any officer, director or employee of the Company or its Subsidiaries relating to a particular matter.

“License Agreement” shall mean any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates relating to the Product and/or under the Intellectual Property.

“Licensees” shall mean, collectively, the licensees, sublicensees or distributors under the License Agreements; each a “Licensee”.

“Liens” shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, deed of trust, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, including, without limitation, any conditional sale or other title retention agreement, any lease having the same financial effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, awards, penalties, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred in connection with investigating, preparing for or defending any action, suit or proceeding).

“Major Countries” shall mean the United States.

“Material Adverse Change” shall mean, with respect to the Company and its Subsidiaries, any event, change, circumstance, occurrence, effect or state of facts that has caused or is reasonably likely to cause a material adverse change on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean (a) the effect of a Material Adverse Change, (b) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (c) material adverse effect on the ability of the Company to perform any of its obligations under the Transaction Documents, (d) the inability or failure of Company to make payment of the Assigned Interests or any other amounts in violation of this Agreement, and (e) any material adverse effect on the Product or the ability of the Company to distribute, market and/or sell the Product.

“Material Contract” shall mean: (a) any marketing agreement, co-promotion agreement or partnering agreement related to the manufacture, sale or distribution of the Product in any of the Major Countries; or (b) any agreement relating to any Material Patent, including any license, assignment, or agreement related to Control of such Material Patent.

“Net Revenues” shall mean, for any period of determination, the difference of

(a) Gross Product Revenues for such period, less

(b) the sum, with respect to the items described in clauses (i) and (ii) of the definition of Gross Product Revenues, of

(i) cash, trade discounts and rebates actually granted or paid Third Parties in accordance with customary industry standards,

(ii) allowances and adjustments actually credited to customers for Product that is spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards,

(iii) charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced,

(iv) taxes, duties or other governmental charges to the extent invoiced,

(v) write-offs or allowances for bad debts,

(vi) rebates and chargebacks and other price reduction programs granted to managed care entities, Governmental Authorities, group purchasing organizations or pharmaceutical benefit management companies, and

(vii) other payments required by law to be made under Medicaid, Medicare or other government special medical assistance programs.

Net Revenues shall be determined in accordance with GAAP as applied by the Company and its Subsidiary on the date of this Agreement.

“New Securities” shall mean, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Obligations” shall mean any and all obligations of the Company under the Transaction Documents.

“Offer Notice” shall have the meaning set forth in Section 5.16(a).

“Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, term extensions, substitutes, supplementary protection certificates and reexaminations, including the inventions claimed in any of the foregoing and any priority rights arising therefrom, covering or related to the manufacture, use and sale of the Product that are issued or filed as of the date hereof or during the Revenue Interest Period, including, without limitation, those identified in Schedule 3.12 in each case, which are owned, Controlled by, issued to, licensed to or licensed by the Company, its Subsidiary or any of its Affiliates.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Product” shall mean Avance® Nerve Graft, AXOGUARD® Nerve Protector and AXOGUARD® Nerve Connector, regardless of the purpose for which such products are marketed or sold, and any and all future iterations of such products developed or licensed by the Company as a solution to repair or protect nerves as marketed in any jurisdiction.

“Purchase Price” shall mean $20,800,000 less the Interim Payment and any additional amounts due and payable under the Interim Royalty Purchase Agreement as of the Closing Date.

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Concentration Account” shall mean a segregated account established for the benefit of Purchaser and maintained at a bank specified in writing by Purchaser pursuant to the terms of the Deposit Agreement and this Agreement. The Purchaser Concentration Account shall be the account into which the funds held in the Joint Concentration Account which are payable to Purchaser pursuant to this Agreement are swept by the Deposit Bank in accordance with the terms of this Agreement and the Deposit Agreement.

“Purchaser Designee” shall have the meaning set forth in Section 5.15(a).

“Purchaser Indemnified Party” shall have the meaning set forth in Section 7.05(a).

“Put Option” shall have the meaning set forth in Section 5.07(b).

“Put Option Closing Date” shall have the meaning set forth in Section 5.07(b).

“Put Option Event” shall mean any one of the following events:

(a) the anniversary of four (4) years from the Closing Date;

(b) any Bankruptcy Event;

(c) occurrence of a Material Adverse Effect;

(d) any Transfer by the Company of its interests in the Revenue Interests or substantially all of its interest in the Product; or

(e) any material breach of any representation or warranty made by the Company in this Agreement or any material breach of or default under any covenant or agreement by the Company pursuant to a Transaction Document, which breach is not cured within thirty (30) days after the earlier of (1) written notice thereof being delivered by Purchaser to the Company and (2) the date the Company becomes aware of such material breach.

“Put Price” shall mean the sum of (i) an amount that, when paid to Purchaser, would generate an IRR to Purchaser of * * * on all payments made by Purchaser pursuant to the Interim Royalty Purchase Agreement and Section 2.03 of this Agreement as of the date of payment of the Put Price, taking into account the amount and timing of all payments made by the Company to Purchaser (and retained by Purchaser) pursuant to Sections 2.02 and 5.08 of this Agreement and, if applicable, the Interim Royalty Purchase Agreement, prior to and as of the date of payment of the Put Price, plus (ii) any Delinquent Assigned Interests Payment owed (it being understood and agreed that in calculating the Put Price, in no event shall Purchaser be required to repay any amounts previously paid to Purchaser pursuant to Sections 2.02 and 5.08 of this Agreement if such payments exceed the IRR required pursuant to this definition).

“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, (a) a report showing Gross Profit Revenues for such quarter and the adjustments and other reconciliations used to arrive at Net Revenues for such quarter, reconciled, in each case, to the most applicable line item in the Company’s consolidated statements of operations as most recently filed or to be filed with the Securities and Exchange Commission or furnished to Purchaser pursuant to Section 5.02(h) and (b) a reconciliation of all payments made by the Company to Purchaser pursuant to this Agreement during such quarter, including all amounts deposited into the Purchaser Concentration Account during such quarter.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in the United States or other regulation of pharmaceuticals.

“Regulatory Approval” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of the Product in a regulatory jurisdiction.

“Revenue Interest Period” shall mean the period from and including the Closing Date through the earliest of:

(a) expiration of eight (8) complete years following the Closing Date;

(b) payment of the Put Price; or

(c) payment of the Change of Control Payment.

“Revenue Interests” shall mean all of the Company’s interest in the Gross Product Revenues.

“Secretary’s Certificate” shall mean the duly executed Secretary’s and Officer’s Certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, (W) attaching certified copies of the Company’s organizational documents (together with any and all amendments thereto); (X) attaching certified copies of the resolutions adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance by the Company of the Agreement and the Assignment of Interests and the transactions contemplated herein and therein; (Y) setting forth the incumbency of the officer or officers of the Company who have executed and delivered the Agreement and the Assignment of Interests; and (Z) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of the Company’s jurisdiction of formation, stating that the Company is in good standing under the laws of the State of Minnesota.

“Subsidiary” shall mean, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” shall mean any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Tax Return” shall mean any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Term” shall have the meaning set forth in Section 6.01.

“Term Sheet” shall mean the Term Sheet between the Company and Purchaser, dated July 26, 2012.

“Third Party” shall mean any Person other than the Company.

“Transaction Documents” shall mean, collectively, this Agreement, the Assignment of Interests, the Guarantee and Collateral Agreement, the UCC Financing Statements, the Deposit Agreement, the Secretary’s Certificate and any related ancillary documents or agreements.

“Transfer” shall mean any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.

“True-Up Amount” shall have the meaning set forth in Section 5.08(g)(i).

“True-Up Statement” shall have the meaning set forth in Section 5.08(g)(i).

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Financing Statements” shall mean the UCC-1 financing statements, in form and substance reasonably satisfactory to Purchaser, that shall be filed at or promptly following the Closing, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect Purchaser’s security interest in the Assigned Interests Collateral.

“United States” shall mean the United States of America.

“Year-to-Date Assigned Interests” shall have the meaning set forth in Section 5.08(g)(i).

“Year-to-Date Net Revenues” shall have the meaning set forth in Section 5.08(g)(i).

ARTICLE II

PURCHASE OF INTERESTS

Section 2.01 Purchase.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from the Company, free and clear of all Liens (except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document), all of the Company’s rights and interests in and to the Assigned Interests on the Closing Date. Purchaser’s ownership interest in each of the Assigned Interests so acquired shall vest immediately upon the Company’s receipt of payment for such Assigned Interests pursuant to Section 2.03(a).

(b) The Company and Purchaser intend and agree that the sale, assignment and transfer of the Assigned Interests under this Agreement is a true sale by the Company to Purchaser that provides Purchaser with the full benefits of ownership of the Assigned Interests. The Company waives any right to contest or otherwise assert that this Agreement is other than a true sale by the Company to Purchaser in any bankruptcy or insolvency proceeding relating to the Company.

(c) The Company hereby consents to Purchaser recording and filing, at Purchaser’s sole cost and expense, the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to perfect the purchase by Purchaser of the Assigned Interests.

Section 2.02 Payments by the Company.

(a) Payments in Respect of the Assigned Interests. In connection with the assignment of the Assigned Interest, Purchaser shall be entitled to receive (i) the Assigned Interests in respect of Net Revenues earned during the Revenue Interest Period and (ii) any Delinquent Assigned Interests Payment, as and when due.

(b) Interim Payments into Deposit Accounts. Subject to Section 5.08(a), within 120 days of the date hereof, the Applicable Percentage of the Aggregate Deposit Funds in each Fiscal Year shall be swept from the Deposit Account into the Purchaser Concentration Account on a daily basis (the “Daily Amount”) pursuant to Section 5.08. Prior to the establishment of Purchaser Concentration Account as contemplated by Section 5.08(a), the Company shall promptly pay to Purchaser upon demand the aggregate Daily Amount.

(c) Payment Procedure. Other than payments made pursuant to the Deposit Agreement, any payments to be made by the Company to Purchaser hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds.

Section 2.03 Closing; Payment Purchase Price; Closing Deliveries.

(a) Closing. The closing of the purchase of the Assigned Interests pursuant to this Agreement (the “Closing”) will take place concurrently with the execution of this Agreement on the date hereof (the “Closing Date”) and will be held at the offices of PDL.

(b) Payment of Purchase Price. At the Closing, Purchaser shall pay to the Company the Purchase Price by wire transfer of immediately available funds to the account designated by the Company prior to the date hereof.

(c) Closing Deliveries.

(i)	At the Closing, the Company will deliver to Purchaser:

A. its duly executed counterpart to each of the Transaction Documents to which the Company is a party;

B. a duly executed Secretary’s Certificate, dated as of the Closing Date;

C. a payoff letter in form and substance reasonably satisfactory to Purchaser and duly executed and delivered by the Company and the Existing Agent which provides for the payment in full of the obligations owing under the Existing Credit Agreement and release of the liens thereunder;

D. copies of the UCC Financing Statements in respect of the Assigned Interests Collateral in form for filing in each appropriate jurisdiction; and

E. a legal opinion reasonably satisfactory to Purchaser from Morgan, Lewis & Bockius LLP addressing such matters with respect to the Transaction Documents as set forth on Exhibit D hereto.

(ii)	At the Closing, the Purchaser will deliver to the Company:

A. payment of the Purchase Price consistent with Section 2.03(b); and

B. its duly executed counterpart to each of the Transaction Documents to which Purchaser is a party.

Section 2.04 No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring only the Assigned Interests and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities and Obligations”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

For purposes of all the representations and warranties contained in Article III, the term “Product” shall mean Avance® Nerve Graft, AXOGUARD® Nerve Protector and AXOGUARD® Nerve Connector as such products currently exist and are marketed in any jurisdiction, and no broader definition shall be implied. The Company hereby represents and warrants to Purchaser, as of the Closing Date, the following:

Section 3.01 Organization.

Each of the Company and its Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Minnesota and Delaware, respectively, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each of the Company and its Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would have a Material Adverse Effect. The Company has no direct or indirect Subsidiaries, other than AxoGen Corporation, a Delaware corporation.

Section 3.02 Authorization.

The Company has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by the Company and each Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03 Governmental Authorization.

The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements.

Section 3.04 Ownership.

(a) The Company owns, Controls, or holds a valid license under, all of the Intellectual Property and the Regulatory Approvals which it currently purports to own related to the Product free and clear of all Liens, and no license or covenant not to sue under any Intellectual Property has been granted to or exists in any Third Party. Neither the Company nor its Subsidiary has granted, nor does there exist, any Lien on the Revenue Interests, the Assigned Interests or any other Collateral (except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document).

(b) The Company, immediately prior to the purchase of the Assigned Interests, owns, and is the sole holder of, all the Revenue Interests; and the Company owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all of those other assets that are required to produce or receive any payments from any Licensee or payor under and pursuant to, and subject to the terms of any License Agreement, in each case free and clear of any and all Liens, except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document. The Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Revenue Interests other than under the Interim Royalty Purchase Agreement or as contemplated by this Agreement. No Person other than the Company has any right to receive the payments payable under any License Agreement, other than Purchaser’s rights with respect to the Assigned Interests, from and after the Closing Date. The Company has the full right to sell, transfer, convey and assign to Purchaser all of the Company’s rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to Purchaser pursuant to this Agreement without any requirement to obtain the consent of any Person. By the delivery to Purchaser of the executed Assignment of Interests, the Company shall transfer, convey and assign to Purchaser all of the Company’s rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to Purchaser pursuant to this Agreement, free and clear of any Liens, except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document. At the Closing, and upon the delivery of the Assignment of Interests to Purchaser by the Company, Purchaser shall have acquired good and valid rights and interests of the Company in and to the Assigned Interests being sold, transferred, conveyed and assigned to Purchaser pursuant to this Agreement, free and clear of any and all Liens, except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document.

(c) As of the Closing Date and upon the Company’s execution and delivery of the Guarantee and Collateral Agreement, Purchaser shall have valid, continuing, first perfected lien on and security interest in the Revenue Interests, the Assigned Interests and the other Assigned Interests Collateral described in the Guarantee and Collateral Agreement.

Section 3.05 Financial Statements.

The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiary as of the dates and for the periods covered thereby.

Section 3.06 No Undisclosed Liabilities.

Except for those liabilities (a) specifically identified on the face of the Financial Statements, (b) incurred by the Company in the ordinary course of business since June 30, 2012, or (c) in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.07 Solvency.

The Company and its Subsidiary, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the States of Delaware, Florida, Minnesota or New York. Assuming consummation of the transactions contemplated by the Transaction Documents, (a) the present fair saleable value of the Company’s and its Subsidiary’s assets and the fair value of the Company’s and its Subsidiary’s assets are each greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Company and its Subsidiary as such liabilities mature, (b) neither the Company nor its Subsidiary has unreasonably small capital with which to engage in its respective business, and (c) neither the Company nor its Subsidiary has incurred, nor does either have present plans to or intend to incur, debts or liabilities beyond their respective ability to pay such debts or liabilities as they become absolute and matured.

Section 3.08 Litigation.

There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary, in each case with respect to clauses (a) and (b) above, which, if adversely determined, would question the validity of, or could adversely affect the transactions contemplated by any of the Transaction Documents or could reasonably be expected to have a Material Adverse Effect. There is no action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiary or any other Person relating to the Product, the Intellectual Property, the Regulatory Approvals, the Revenue Interests or the Assigned Interests.

Section 3.09 Compliance with Laws.

Neither the Company nor its Subsidiary (a) is in violation of, has violated, or to the Knowledge of the Company, is under investigation with respect to, and, (b) has been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental

Authority applicable to the Company, the Assigned Interests or the Revenue Interests which would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Conflicts.

Neither the execution and delivery of any of this Agreement or the other Transaction Documents to which the Company is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or its Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or its Subsidiary; (c) except for the filing of the UCC Financing Statements required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, its Subsidiary or any other Person or to a loss of any benefit relating to the Revenue Interests or the Assigned Interests; or (e) other than pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests, or any other Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or its Subsidiary or (ii) the Assigned Interests, the Revenue Interests, or any other Assigned Interests Collateral, except, in the case of the foregoing clauses (a), (c), (d) or (e), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11 Subordination.

The claims and rights of Purchaser created by any Transaction Document in and to the Assigned Interests, the Revenue Interests and any other Assigned Interests Collateral are not and shall not be subordinated to any creditor of the Company or any other Person.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth an accurate, true and complete list of all (i) Patents and utility models, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this subsection (a) that the Company owns or licenses and which are necessary to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit the Product in the jurisdictions where the Product marketed and sold. For each item of Intellectual Property listed on Schedule 3.12(a), the Company has identified (x) the owner, (y) the countries in which such listed item is patented or registered or in which an application for Patent or registration is pending and (z) the application number, the Patent number or registration number. To the Company’s Knowledge, except as disclosed therein, each Patent and trademark listed on Schedule 3.12(a) is valid, enforceable and subsisting and none has lapsed, expired, been cancelled or become abandoned. The Patent applications listed in Schedule 3.12(a) have been prosecuted by competent patent counsel in a diligent manner. After due inquiry, the Company has determined that there are no published patents, patent applications, articles, prior art references, public uses, undisclosed information (including best mode) or other grounds, factors or circumstances that could adversely affect the validity or enforceability of any of the Patents listed in Schedule 3.12(a). After due inquiry, the Company has determined that all Persons relevant to the prosecution of any of the Material Patents or applications related thereto have complied with the duty to disclose information and/or the duty of candor, including obligations to the United States Patent and Trademark Office specified under Rule 56. To the Company’s Knowledge, each of the Material Patents and Material Patent applications correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Material Patent is issued or such Material Patent application is pending. To the Company’s Knowledge, each Person who has or has had any rights in or to the Intellectual Property listed on Schedule 3.12(a) that are owned by, or licensed to, the Company, including, each inventor named on the Patents and Patent applications listed in Schedule 3.12(a), has executed an agreement assigning his, her or its entire right, title and interest in and to such Intellectual Property, and the inventions embodied, described and/or claimed therein, to the purported owner and no such Person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such Person to the applicable owner of each listed Intellectual Property. To the Company’s Knowledge, all Persons having a claim to inventorship to any pending or issued claim of the Patents are currently listed as inventors with respect to such Patents, and that the Company has performed an appropriate inquiry with respect to such inventorship.

(b) Except for Intellectual Property licensed to and owned by the Company and set forth on Schedule 3.12(a), no other Intellectual Property is necessary to make, have made, offer to sell, sell, have sold, use, import, distribute, commercialize or market the Product in the Major Countries. The use, manufacture, import, export, offer for sale, distribution, marketing and sale of the Product does not infringe any patents that are owned by a Third Party in the Major Countries.

(c) The Company has the full right, power and authority to grant all of the rights and interests granted to Purchaser in this Agreement.

(d) To the Company’s Knowledge, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents that cover the manufacture, use or sale of the Product or which cover compositions of matter and/or processes which relate to the Product or alternatives thereto (“Material Patents”).

(e) There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents, nor, to the Knowledge of the Company, has

any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any Material Patents or which would give rise to a credit against the revenues or royalties due to the Company for the manufacture, sale, offer for sale, use, importation or exportation of the Product and the Company has no notice of any facts that would form the basis for such a Dispute. There are no Disputes by any Person or Third Party against the Company, its Licensees or its licensor, and the Company has not received any written notice or claim of any such Dispute as pertaining to the Product. Neither the Company nor its licensor has sent any notice of any such Dispute to a Third Party. The Company is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of Dispute which relates to the Product or the Patents.

(f) There is no pending or threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which the Company is a party (i) that would be the subject of a claim for indemnification by any Person or Third Party under any agreement, or (ii) that the marketing, sale or distribution of the Product worldwide by the Company or its by Licensees pursuant to the related License Agreement, as applicable, does or will infringe on any patent of any other Person, and there is no basis for any such action, suit, proceeding, investigation or claim of the type described in clause (i) or (ii) above. To the Company’s Knowledge, there are no pending published or unpublished United States, international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the use of the Product or the licensed Intellectual Property relating to the Product.

(g) The Company has taken all commercially reasonable measures and precautions necessary to protect and maintain (i) the confidentiality of all Intellectual Property that it owns and (ii) the value of all Intellectual Property related to the Product, except where such failure to take action would not have a Material Adverse Effect.

(h) No material trade secret of the Company has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential, except where such disclosure would not have a Material Adverse Effect.

(i) Each Product, or its manufacture or use, is covered by one or more claims of an issued Patent in the United States.

Section 3.13 Regulatory Approval.

(a) The Company and its Subsidiary have made available to Purchaser any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is not likely to approve the BLA, (B) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to the Product, or (C) is likely to pursue any material compliance actions against the Company.

(b) The Company and its Subsidiary possess all Regulatory Approvals issued or required by the appropriate Regulatory Agencies, which Regulatory Approvals are necessary to conduct the current clinical trials relating to the Product, and neither the Company nor its Subsidiary has received any notice of proceedings relating to the revocation, suspension, termination or modification of any such Regulatory Approvals.

(c) The Company and its Subsidiary are in material compliance with, and has materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company and its Subsidiary have not received any notice citing action or inaction by any of them that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Company’s Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.

(d) Preclinical and clinical trials conducted on behalf of the Company or its Subsidiary relating to the Product were conducted in compliance with applicable laws and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such trials provided to Purchaser are accurate in all material respects. Neither the Company nor its Subsidiary has received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or material modification or clinical hold of any clinical trials conducted by or on behalf of the Company or its Subsidiary with respect to the Product, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Material Contracts.

Neither the Company nor its Subsidiary is in breach of or in default under any Material Contract which default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Subsidiary has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company or its Subsidiary and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect. The Company is in compliance with all obligations of the Amended and Restated Standard Exclusive License Agreement with Sublicensing Terms between AxoGen Corporation and the University of Florida Research Foundation dated February 21, 2006, and the Patent License Agreement between AxoGen Corporation and the Board of Regents of The University of Texas System dated July 19, 2005.

Section 3.15 Place of Business.

The Company’s principal place of business and chief executive office are set forth on Schedule 3.15.

Section 3.16 Broker’s Fees.

The Company and its Subsidiary have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement except fees, commissions and expenses to be paid to JMP Securities LLC, all of which will be paid by the Company.

Section 3.17 Other Information.

No written statement, information, report or materials prepared by or on behalf of the Company or its Subsidiary and furnished to Purchaser by or on behalf of the Company or its Subsidiary in connection with any Transaction Document or any transaction contemplated hereby or thereby, no written representation, warranty or statement made by the Company or its Subsidiary in any Transaction Document, and no Schedule or Exhibit hereto or thereto, in each case taken in the aggregate, contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

Section 3.18 Insurance.

There are in full force and effect insurance policies maintained by the Company with an insurance company rated not less than “A-” by A.M. Best Company, Inc., with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type. All material insurable risks in respect of the business and assets of the Company and its Subsidiary are covered by such insurance policies. The Company has named Purchaser as an additional insured party with respect to its general liability and product liability insurance policies. A schedule of the Company’s insurance policy or insurance policies is attached hereto as Schedule 3.18.

Section 3.19 Taxes.

The Company has timely filed (taking into account all extensions of due dates) all Tax returns required to be filed by, or on behalf of, it and has timely paid all Taxes required to be paid with such returns. All Tax Returns filed by the Company (or on its behalf) have been true, correct and complete in all material respects. Except as set forth on Schedule 3.19, there is no outstanding or, to the Company’s Knowledge, threatened action, claim or other examination or proceeding with respect to Taxes of the Company or its assets (including with respect to the Assigned Interests and the Revenue Interests). Except as set forth on Schedule 3.19, there are no Taxes of the Company that form or could form, individually or in the aggregate, the basis for a material encumbrance (other than encumbrances for current taxes not yet past due) on any of its assets (including the Assigned Interests and the Revenue Interests).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company the following:

Section 4.01 Organization.

Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

Section 4.02 Authorization.

Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Purchaser and each Transaction Document constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03 Broker’s Fees.

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document to which Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform any of its obligations under the Transaction Documents.

ARTICLE V

COVENANTS

From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:

Section 5.01 Consents and Waivers.

The Company shall use its commercially reasonable efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Material Contracts.

Section 5.02 Access; Information.

(a) License Notices. Subject to any applicable confidentiality restrictions, the Company shall promptly provide Purchaser with copies of any material written notices received or given by the Company under any Material Contract, and to the extent the Company is barred from providing Purchaser with copies of such notices due to any applicable confidentiality restrictions, the Company shall (i) inform Purchaser of the existence of such notice accompanied by a written description of the substance contained in such notice and (ii) promptly seek the removal or waiver of any such confidentiality restrictions so as to permit a free exchange of information with the Purchaser regarding the substance of such notice. The Company shall promptly notify Purchaser of any breaches or alleged breaches under any Material Contracts and of any other events with respect to any Material Contract or the subject matter thereof which could reasonably be expected to have a Material Adverse Effect.

(b) Litigation or Investigations. The Company shall promptly notify Purchaser of (i) any action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the best knowledge of the Company, threatened by or against the Company, or (ii) proceeding or inquiry of any Governmental Authority pending or, to the best knowledge of the Company, threatened against the Company, related to any Material Contract, the Product, the Patents or any Transaction Document.

(c) Maintenance of Books and Records. The Company shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records. During the Term, the Company shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to the Revenue Interests and Assigned Interests and all deposits made into the applicable deposit accounts.

(d) Inspection Rights. Purchaser and any of Purchaser’s representatives shall have the right, once a year (and at any other time a Default or Event of Default shall have occurred or be continuing), to visit the Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Revenue Interests, the Assigned Interests and the other Assigned Interests Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by Purchaser to the Company (provided one (1) Business Day’s notice shall be required if a Default or Event of Default shall have occurred and be continuing), the Company will provide Purchaser and any of Purchaser’s representatives reasonable access to such books and records, and shall permit Purchaser and any of Purchaser’s representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates including, but not limited to, matters relating or pertaining to the Revenue Interests, the Assigned Interests and any the other Assigned Interests Collateral with officers of such parties, and with their independent certified public accountants.

(e) Audit Costs. In the event any audit of the books and records of the Company and its Subsidiaries relating to the Revenue Interests, Assigned Interests, and the other Assigned Interests Collateral by Purchaser and/or any of Purchaser’s representatives reveals that the amounts paid to Purchaser hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by Purchaser.

(f) Quarterly Reports. During the Term, the Company shall, promptly after the end of each Fiscal Quarter of the Company (but in no event later than forty-five (45) days following the end of such quarter), produce and deliver to Purchaser a Quarterly Report for such quarter, together with a certificate of the Company, certifying that to the best Knowledge of the Company (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects.

(g) GAAP Accounting. The Company shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.

(h) Periodic Reports. In the event that the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company shall deliver to Purchaser the following financial statements:

(i) Within forty-five (45) days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter; and

(ii) Within forty-five (45) days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year.

Section 5.03 Material Contracts.

The Company shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts. The Company shall not amend, modify or supplement any Material Contract in a manner which would adversely affect Purchaser or issue any waivers, consents, or other approvals under any Material Contract in a manner which would adversely affect Purchaser without the prior written consent of Purchaser. Upon the occurrence of a material breach of any Material Contract by any Third Party thereto, which is not cured pursuant to the express terms as provided therein (disregarding any rights of waiver or extensions of time or other rights or consents that are excisable at the discretion of the Company), the Company shall, in its discretion but in accordance with its sound business judgment, use its commercially reasonable efforts to enforce its rights and remedies thereunder.

Section 5.04 Confidentiality; Public Announcement.

(a) All Confidential Information furnished by Purchaser to the Company or by the Company to Purchaser in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Company and Purchaser. Notwithstanding the foregoing, the Company and Purchaser may disclose such Confidential Information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a). The Company will consult with Purchaser, and Purchaser will consult with the Company, on the form, content and timing of any such disclosures of Confidential Information, including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.

(b) Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and Purchaser may jointly prepare a press release for dissemination promptly following the Closing Date.

Section 5.05 Guarantee and Collateral Agreement.

During the Revenue Interest Period, the Company shall, at all times until the Obligations are paid and performed in full, grant in favor of Purchaser a valid, continuing, first perfected lien on and security interest in the Revenue Interests, the Assigned Interests and the other Assigned Interests Collateral described in the Guarantee and Collateral Agreement.

Section 5.06 Efforts; Further Assurance.

(a) Subject to the terms and conditions of this Agreement, each of Purchaser and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. Purchaser and the Company agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by Purchaser) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in Purchaser good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens, except those Liens created in favor of Purchaser pursuant to the Guarantee and Collateral Agreement, the Assignment of Interests and any other Transaction Document.

(b) Purchaser and the Company shall execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

(c) Purchaser and the Company shall cooperate and provide assistance as reasonably requested by the other party in connection with any Third Party litigation, arbitration or other Third Party proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Assigned Interests or any other Assigned Interests Collateral, or the transactions described herein or therein.

Section 5.07 Change of Control; Put Option.

(a) Change of Control. In the event that a Change of Control shall occur during the Revenue Interest Period, the Company shall repurchase the Assigned Interests from Purchaser for a repurchase price equal to the Change of Control Payment on or prior to the third Business Day after the occurrence of a Change of Control. The Change of Control Payment shall be made by wire transfer of immediately available funds to the account designated by Purchaser.

(b) Put Option. In the event that a Put Option Event shall occur during the Term, Purchaser shall have the right, but not the obligation (the “Put Option”) to require the Company to repurchase from Purchaser the Assigned Interests at the Put Price. In the event Purchaser elects to exercise its Put Option, Purchaser shall deliver written notice to the Company specifying the closing date which date shall be forty-five (45) days from such notice date (the “Put Option Closing Date”), which notice must be given within sixty (60) days of Purchaser’s receipt of written notice from the Company of a Put Option Event. Failure to provide notice by such times will be deemed an irrevocable waiver of the right to exercise the Put Option. On the Put Option Closing Date, the Company shall repurchase from Purchaser the Assigned Interests at the Put Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchaser. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, Purchaser shall be deemed to have automatically and simultaneously elected to have the Company repurchase from Purchaser the Assigned Interests for the Put Price in cash and the Put Price shall be immediately due and payable without any further action or notice by any party.

(c) Call Option. At any time after the fourth anniversary following the Closing Date, the Company shall have the right (the “Call Option”), exercisable upon ten (10) days’ written notice to Purchaser, to repurchase the Assigned Interests from Purchaser at a repurchase price equal to the Change of Control Payment. In order to exercise the Call Option, the Company shall deliver written notice to Purchaser of its election to so repurchase the Assigned Interests not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”). On the Call Closing Date, the Company shall repurchase from Purchaser the Assigned Interests at the Change of Control Payment, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchaser.

(d) Obligations of Purchaser. In connection with the consummation of a repurchase of the Assigned Interests pursuant to the Change of Control Payment or the Put Option, Purchaser agrees that it will (i) promptly but no later than three (3) Business Days execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release Purchaser’s Lien on the Assigned Interests Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08 Remittance to Deposit Account.

(a) On the Closing Date, the parties hereto shall enter into a Deposit Agreement in form and substance reasonably satisfactory to the parties hereto and the Deposit Bank, which Deposit Agreement will provide for, among other things, the establishment and maintenance of a Deposit Account and Joint Concentration Account in accordance with the terms herein and therein. Funds deposited into the Deposit Account shall be swept by the Deposit Bank on a daily basis into the Joint Concentration Account. The parties understand and agree that the current Deposit Bank cannot accommodate multiple Deposit Accounts; and accordingly, so long as the Company has not established a separate Company Concentration Account and Purchaser Concentration Account as required pursuant to Section 5.08(b), the Company shall be responsible for computing the Daily Amount and shall retain at all times (subject to any payments of the Daily Amount paid to Purchaser, which payments shall be made promptly upon Purchaser’s request) an amount equal to the aggregate Daily Amount owed to Purchaser pursuant to this Agreement.

(b) Notwithstanding any provision herein or in any other Transaction Document to the contrary, the Company shall no later than one hundred twenty (120) days after the Closing Date to enter into a new Deposit Agreement (in form and substance reasonably satisfactory to Purchaser) with a bank or financial institution approved by Purchaser, which bank or financial institution shall thereafter serve as the Deposit Bank pursuant to the terms hereof. Upon engagement of the replacement Deposit Bank and the entering into the new Deposit Agreement in accordance with the immediately preceding sentence, such Deposit Agreement shall provide for, among other things, the establishment and maintenance of a Deposit Account, a Joint Concentration Account, a Company Concentration Account and a Purchaser Concentration Account in accordance with the terms herein and therein. Any Purchaser Concentration Account shall be held solely for the benefit of Purchaser, but shall be subject to the terms and conditions of this Agreement, the Guarantee and Collateral Agreement and the other Transaction Documents. Funds deposited into the Deposit Account shall be swept by the Deposit Bank on a daily basis into the Joint Concentration Account and subsequent thereto, the Daily Amount shall be swept into the Purchaser Concentration Account. Purchaser shall have immediate and full access to any funds held in the Purchaser Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever. After the Daily Amount is swept into the Purchaser Concentration Account, the amounts remaining in the Joint Concentration Account shall then be swept, at the direction of the Company, into the Company Concentration Account. The Company shall have immediate and full access to any funds held in the Company Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Deposit Bank; provided, however, that nothing herein shall (i) affect or reduce the Company’s obligations to pay in full all amounts due to Purchaser under this Agreement, or (ii) in any manner limit the recourse of Purchaser to the Assigned Interests Collateral to satisfy the Company’s Obligations.

(c) The Company shall pay all fees, expenses and charges of the Deposit Bank (including the replacement Deposit Bank contemplated by Section 5.08(b)).

(d) The Company shall use commercially reasonable efforts to amend each License Agreement, within thirty (30) Business Days after the engagement of the replacement Deposit Bank contemplated by Section 5.08(b), to contain a provision providing for all payments in respect of sales of the Product and in respect of royalties received from Licensees to be remitted directly by the applicable party into the Deposit Account and the Company shall cause such payments to be remitted directly by the applicable party into the Deposit Account. If the Company is unsuccessful in amending the License Agreements in accordance with the foregoing sentence and at all times prior to the engagement of the replacement Deposit Bank as contemplated by Section 5.08(b), the Company shall instruct each Licensee to such License Agreement to remit to the Deposit Account when due all applicable payments in respect of sales and licensing revenue in respect of the Product and in respect of royalties received from such Licensees. Without in any way limiting the foregoing, commencing on the Closing Date and thereafter, any and all payments in respect of sales of the Product received by the Company shall be deposited into the Deposit Account within two (2) Business Days of the Company’s receipt thereof.

(e) With respect to any License Agreement (excluding License Agreement that do not call for direct payment to the Company) entered into by the Company from and after the engagement of the replacement Deposit Bank contemplated by Section 5.08(b), the Company shall (i) at the time of the execution and delivery of such agreement, instruct any party thereto under such agreement to remit to the Deposit Account when due all applicable payments in respect of sales and licensing revenue in respect of the Product and in respect of royalties received from Licensees that are due and payable to the Company in respect of or derived from such agreement during the Revenue Interest Period and (ii) deliver to Purchaser evidence of such instruction and of such applicable party’s agreement thereto. Without in any way limiting the foregoing, commencing on the Closing Date and thereafter, any and all payments in respect of sales of the Product received by the Company shall be deposited into the Deposit Account within two (2) Business Days of the Company’s receipt thereof.

(f) Prior to the termination of this Agreement, the Company shall not have any right to terminate the Deposit Bank without Purchaser’s prior written consent. Any such consent, which Purchaser may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of Purchaser:

(i) the successor Deposit Bank shall be acceptable to Purchaser;

(ii) Purchaser, the Company and the successor Deposit Bank shall have entered into a deposit agreement substantially in the form of the Deposit Agreement initially entered into;

(iii) all funds and items in the accounts subject to the Deposit Agreement to be terminated shall be transferred to the new accounts held at the successor Deposit Bank prior to the termination of the then existing Deposit Bank; and

(iv) Purchaser shall have received evidence that all of the applicable parties making payments in respect of sales of the Product have been instructed to remit all future payments in respect of sales of the Product to the new accounts held at the successor Deposit Bank.

(g) True-Up.

(i) Following the end of each Fiscal Quarter, as soon as the Company shall have determined the Net Revenues for such Fiscal Quarter and for each other Fiscal Quarter in the Fiscal Year in which the then most recently ended Fiscal Quarter occurred (the “Year-to-Date Net Revenues”) and in any event no later than forty-five (45) days after the end of such Fiscal Quarter (unless such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year in which case no later than ninety (90) days after the end of such Fiscal Quarter), the Company shall present Purchaser a certificate, in reasonable detail with supporting calculations and information, detailing the Year-to-Date Net Revenues (the “True-Up Statement”). The True-Up Statement shall include a calculation of (A) the year-to-date Assigned Interests as of the end of such quarterly period, which shall be the product of the Applicable Percentage multiplied by the Year-to-Date Net Revenues, with a separate calculation taking into account any mandatory minimum payments as provided in the definition of Assigned Interests (“Year-to-Date Assigned Interests”) and (B) the difference between (X) the amount Purchaser has received on or prior to the last day of the most recently ended Fiscal Quarter in payments from the Company under Section 2.02(a) or this Section 5.08 in respect of the Fiscal Year for which Year-to-Date Net Revenues is calculated less (Y) the Year-to-Date Assigned Interests (the “True-Up Amount”).

(ii) If the True-Up Amount calculated pursuant to clause (i) above is positive, Purchaser shall pay such amount to the Company within five (5) days of receipt by Purchaser of the True-Up Statement.

(iii) If the True-Up Amount calculated pursuant to clause (i) above is negative, the Company shall pay the absolute value of such amount to Purchaser within five (5) days of the receipt by Purchaser of the True-Up Statement.

Section 5.09 Intellectual Property.

(a) The Company shall, at its sole expense, either directly or by causing any Licensee to do so, take any and all actions (including taking legal action to specifically enforce the applicable terms of any License Agreement), and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently maintain the Material Patents. The Company shall ensure that all patent applications corresponding to the Material Patents are diligently prosecuted with the intent to protect the Product. In the exercise of its reasonable business discretion, the Company shall diligently defend or assert such Intellectual Property and such Patents against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). The Company shall not, and shall use its commercially reasonable efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the Material Patents.

(b) In the event that the Company becomes aware that any intellectual property licensed by it to a Licensee under any License Agreement infringes or violates any Third Party intellectual property, the Company shall, in the exercise of its reasonable business discretion, use commercially reasonable efforts to attempt to secure the right to use such intellectual property on behalf of itself and the affected Licensee and shall pay all costs and amounts associated with obtaining any such license, without any reduction in the Assigned Interests.

(c) The Company shall directly, or through a Licensee, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or commercially reasonable or desirable to secure and maintain, all Regulatory Approvals in the United States.

(d) The Company shall notify PDL regarding any material developments with the Material Patents, including new filings, allowance and issuance, abandonment, or the initiation of any interference, reexamination, reissue, post-grant review proceeding and litigation, and shall provide PDL with an updated patent schedule upon request, but at least once per year.

Section 5.10 Protective Covenants.

(a) The Company shall not, without the prior written consent of Purchaser:

(i) Forgive, release or compromise any amount owed to the Company or its Subsidiary and relating to the Assigned Interests outside the ordinary course of business;

(ii) Waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Interests (including any rights under any License Agreement) outside the ordinary course of business;

(iii) Amend, modify, restate, cancel, supplement, terminate or waive any material provision of any Material Contract, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with any Person under the provisions of such Material Contract;

(iv) Enter into any agreement that would be reasonably expected to have a Material Adverse Effect;

(v) Create, incur, assume or suffer any interference with the direction of payments set for in Section 5.08; or

(vi) Create, incur, assume or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Interests, the Revenue Interests or the other Assigned Interests Collateral, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of Purchaser granted under or pursuant to this Agreement and the other Transaction Documents.

(b) During the Term, the Company agrees that, within five (5) Business Days of any Person becoming a direct or indirect wholly owned Subsidiary of the Company, the Company shall cause such Subsidiary to deliver to Purchaser an Assumption Agreement (as defined in the Guarantee and Collateral Agreement) executed by such Subsidiary, pursuant to which such Subsidiary shall become a guarantor of the obligations hereunder and grant a security interest in the Assigned Interests Collateral.

Section 5.11 Insurance.

The Company shall (i) maintain the current insurance policies with its current insurance companies or with companies having at the least the same rating from A.M. Best Company, Inc.,

including product liability insurance and directors and officers insurance and insurance against litigation, liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type, and (ii) maintain Purchaser as an additional insured party with respect to its general liability and product liability insurance policies. From time to time (with reasonable frequency) the Company will revise its insurance policy so as to maintain coverage in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company.

Section 5.12 Notice.

The Company shall provide Purchaser with written notice as promptly as practicable (and in any event within two (2) Business Days) after becoming aware of any of the following:

(a) any material breach or default by the Company of any covenant, agreement or other provision of this Agreement, or any other Transaction Document;

(b) any representation or warranty made or deemed made by the Company in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

(c) the occurrence of a Change of Control; or

(d) the occurrence of a Put Option Event.

Section 5.13 Use of Proceeds.

The Company shall use proceeds received from Purchaser in support of the business plan for the Product, including sales operation and expansion and additional clinical studies. The Company shall take commercially reasonable measures to support the sales of the Product.

Section 5.14 Taxes.

(a) The Company shall timely file (taking into account all extensions of due dates) all Tax Returns required to be filed by it and will pay all Taxes required to be paid with such returns.

(b) Each payment made by the Company pursuant to the Transaction Documents shall be payable free of any Tax, withholding or other deduction except for any Tax, withholding or deduction imposed by applicable law. The Company and Purchaser agree that to each of their knowledge such payments are not subject to any deduction or withholding under current applicable law.

Section 5.15 Board Designee.

Effective immediately after the Closing, Purchaser shall have the right to designate, and the Company shall appoint an individual designated by the Purchaser (the “Purchaser Designee”), who shall serve on the Board until the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). For the 2013 Annual Meeting and each annual meeting thereafter during the Term, the Board shall nominate and recommend the Purchaser Designee as a director nominee to serve on the Board until the next annual meeting and shall include such nomination in the Company’s proxy statement for the 2013 Annual Meeting and each annual meeting thereafter, provided that the election of the Purchaser Designee is subject to shareholders’ approval. Should at any time there become a vacancy on the Board as a result of (1) the resignation, death or removal of the Purchaser Designee or (2) such Purchaser Designee failing to obtain the requisite approval of the Company’s shareholders at any annual or special meeting of the Company’s shareholders and where no other individual is elected to such vacancy, Purchaser shall have the right to designate an individual to fill such vacancy, and the Company shall take such actions necessary to appoint, such individual to the Board. The Company shall have taken all actions necessary at or prior to the Closing to ensure there is a vacancy on the Board as of the Closing to permit the appointment of the Purchaser Designee to the Board as of the Closing.

Section 5.16 Rights to Future Stock Issuances.

Subject to the terms and conditions of this Section 5.16 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Purchaser. The Purchaser shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to the Purchaser, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within five (5) days after the Offer Notice is given, the Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to * * * of such New Securities. The closing of any sale pursuant to this Section 5.16(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 5.16(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 5.16(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 5.16(b), offer and sell such New Securities (including any portion of New Securities Purchaser declined to acquire pursuant to Section 5.16(b)) to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Purchaser in accordance with this Section 5.16.

(d) The right of first offer in this Section 5.16 shall not be applicable to (i) issuance of options under the Company’s equity compensation plans, where such plans have been approved by the Company’s shareholders; and (ii) issuance of equity securities to one or more counterparties in connection with the consummation, by the Company, of a strategic partnership, joint venture, collaboration or acquisition or license of any business products or technology (it being understood and agreed that the primary purpose of any issuance pursuant to this clause (ii) shall not be to raise capital).

(e) The Purchaser shall agree to treat the Offer Notice as confidential, and it shall not trade any securities of the Company while the terms of the Offer Notice remain as material, non-public information.

Section 5.17 Dividends.

During the period from the Closing Date to sixty (60) days after the fourth anniversary of the Closing Date (or the payment of the Put Price in the event the Put Option is exercised on or prior to 60 days after the fourth anniversary of the Closing Date), the Company shall not, nor shall it permit any Subsidiary to, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of such Person (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any such Person (collectively, “Restricted Payments”), except that: (a) each Subsidiary may make direct or indirect Restricted Payments to the Company; and (b) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it solely with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests. For purposes of this Agreement, “Equity Interests” of any Person means any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

ARTICLE VI

TERMINATION

Section 6.01 Termination Date.

This Agreement shall terminate upon the earlier of expiration or termination of the Revenue Interest Period, in each case after full satisfaction of any amounts due under this Agreement by Company to the Purchaser (the “Term”).

Section 6.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02 and Sections 5.04, and Article VII hereof, which shall survive any termination as set forth in Section 6.01. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Survival.

(a) All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and shall continue to survive until the termination of this Agreement in accordance with Article VI.

(b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 7.02 Specific Performance; Limitations on Damages.

(a) Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages.

Section 7.03 Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to Purchaser to:

PDL BioPharma, Inc.

932 Southwood Blvd.

Attention: General Counsel

Facsimile No.: (775) 832-8501

with a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197

Attention: Dhiya El-Saden

Facsimile No.: (213) 229-7520

If to the Company to:

AxoGen, Inc.

AxoGen Corporation

13859 Progress Blvd.

Alachua, FL 32615

Attention: Karen Zaderej

Fax: (386) 462-6803

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Fahd M.T. Riaz

Fax: (215) 963-5001

or to such other address or addresses as Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 7.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of Purchaser. Solely upon the consent of the Company (which consent may not be unreasonably withheld, delayed or conditioned), Purchaser may assign any of its obligations or rights under the Transaction Documents without restriction; provided, however, that Purchaser, notwithstanding such assignment, will remain liable under Section 5.08(g) (to the extent of any amount subject thereto during the Fiscal Quarter as of the date of such assignment) and Section 7.05.

Section 7.05 Indemnification.

(a) The Company hereby indemnifies and holds Purchaser and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Purchaser Indemnified Party”) harmless from and against any and all Losses (including all Losses in connection with any product liability claims or claims of infringement or misappropriation of any Intellectual Property rights of any Third Parties) incurred or suffered by any Purchaser Indemnified Party arising out of any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by the Company pursuant to any Transaction Document, including any failure by the Company to satisfy any of the Excluded Liabilities and Obligations.

(b) Purchaser hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each, a “Company Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Company Indemnified Party arising out of any breach of any representation, warranty or certification made by Purchaser in any of the Transaction Documents or certificates given by Purchaser in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document.

(c) If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 7.05 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent that any breach by the Company of this Agreement does not trigger a Put Option Event, Purchaser’s sole remedy shall be to recover any monetary damages associated with such breach, subject to the other terms and provisions contained in this Agreement.

Section 7.06 No Implied Representations and Warranties.

Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents or certificates given in writing by a party hereto or thereto, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Assigned Interests or the transactions contemplated hereby. Without limiting the foregoing, Purchaser acknowledges and agrees that (a) Purchaser and its Affiliates, together with its and its Affiliates’ representatives, have made their own investigation of the Product and the Intellectual Property and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Assigned Interests or as to the creditworthiness of Company and (b) except as expressly set forth in any representation or warranty in a Transaction Document, Purchaser shall have no claim or right to indemnification pursuant to Section 7.05 (or otherwise) with respect to any information, documents or materials furnished to Purchaser, any of its Affiliates, or any of its or its Affiliates’ representatives, including any information, documents or material made available to Purchaser and its Affiliates and its Affiliates’ representatives in any data room, presentation, interview or any other form relating to the transactions contemplated hereby.

Section 7.07 Independent Nature of Relationship.

(a) The relationship between the Company and its Subsidiary, on the one hand, and Purchaser, on the other, is solely that of seller and purchaser, and neither Purchaser, on the one hand, nor the Company and its Subsidiary, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiary and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form.

(b) No officer or employee of Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to

Section 5.02. No officer, manager or employee of Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c) The Company and/or any of its Affiliates shall not at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or respect to any Person not a party hereto.

Section 7.08 Federal Tax.

Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Company and Purchaser shall treat the transactions contemplated by the Transaction Documents as debt for United States tax purposes. The parties hereto agree not to take any position that is inconsistent with the provision of this Section 7.08 on any tax return or in any audit or other administrative or judicial proceeding unless (a) the other party to this Agreement has consented to such actions, which consent shall not be unreasonably withheld, or (b) the party that contemplates taking such an inconsistent position has been advised by its tax advisor in writing that it is more likely than not (i) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 7.08 or (ii) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.

Section 7.09 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet and the Interim Revenue Interest Purchase Agreement), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.10 Amendments; No Waivers.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.11 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 7.12 Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 7.13 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

Section 7.14 Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 7.15 Expenses.

The Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement. The Company shall, promptly (and, in any event, within five (5) Business Days) upon demand, reimburse Purchaser up to * * * for its reasonable legal fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents, less any amounts reimbursed in connection with the Interim Royalty Purchase Agreement, not to exceed * * * in the aggregate.

Section 7.16 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of Nevada, Washoe County and city of Reno. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) of this Section 7.16 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 7.17 Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:	AXOGEN, INC.

	By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer

PURCHASER:	PDL BIOPHARMA, INC.

	By:	/s/ John P. McLaughlin
Name: John P. McLaughlin
Title: President and Chief Executive Officer

[Signature Page to Revenue Purchase Agreement]

Exhibit A

Form of Guarantee and Collateral Agreement

[See attached.]

Exhibit B

Form of Assignment of Interests

[See attached.]

Exhibit C

Form of Deposit Agreement

[See attached.]

Exhibit D

Form of Legal Opinion

In form and substance agreed to by the parties.